EXHIBIT 11

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                     LAWSON PRODUCTS, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                             YEAR ENDED DECEMBER 31

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                                                      1996            1995           1994

 Net income per share of common stock:

 Average shares outstanding                          11,563,052     12,072,668     13,237,181

 Net income                                      $   19,994,637   $ 21,120,029   $ 20,524,074
 Net income per share of common stock                     $1.73          $1.75          $1.55

 Primary:
 Average shares outstanding                          11,563,052     12,072,668     13,237,181

 Net effect of dilutive stock
   options-based on the treasury method
   using average market price                             1,280          1,979          2,843

 Total                                               11,564,332     12,074,647     13,240,024
 Net income                                      $   19,994,637   $ 21,120,029   $ 20,524,074

 Net income per share of common stock                     $1.73          $1.75          $1.55
 Fully diluted:

 Average shares outstanding                          11,563,052     12,072,668     13,237,181

 Net effect of dilutive stock
   options-based on the treasury stock
   method using the year-end market
   price, if higher than average market
   price                                                  1,280          1,979          2,843
 Total                                               11,564,332     12,074,647     13,240,024

 Net income                                      $   19,994,637   $ 21,120,029   $ 20,524,074
 Net income per share of common stock                     $1.73          $1.75          $1.55
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